Exhibit 3.1

Amendments

(as adopted on July 23, 2014)

to

RESTATED BY-LAWS

OF

UNIFI, INC.

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The following amendments to the Restated By-Laws of Unifi, Inc. were adopted by its Board of Directors on July 23, 2014.

1.      Section 1.11 was amended to replace the preexisting provision in its entirety with the following provision:

SECTION 1.11. VOTE OF SHAREHOLDERS.

(a)     Election of Directors. The election of Directors by shareholders at any meeting of shareholders, commencing with the Corporation’s annual meeting of shareholders in 2015 (or any special meeting in lieu thereof), shall be by the affirmative vote of a majority of the votes cast, with shareholders being allowed to vote for or against the nominees, unless an election is contested (a “Contested Election”). For purposes of these Bylaws, a “Contested Election” means an election of Directors where there are more nominees for election than there are open positions on the Board of Directors to be filled by election at the subject meeting, determined as of the date that is fourteen (14) days before the Corporation first files its definitive proxy statement pursuant to applicable rules and regulations (the “Proxy Rules”) under Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the Securities and Exchange Commission (the “SEC”) with respect to the meeting at which the election will occur. If there is a Contested Election, the election of Directors shall be by a plurality of the votes cast, with the nominees who receive the highest number of votes cast for their election being elected (up to the total number of such open positions).

For purposes of all matters to be voted on by the shareholders, including the elections of Directors, a quorum of the shares entitled to vote must be present at the subject meeting. Abstentions and broker non-votes with respect to any shares shall be counted for purposes of determining the presence of a quorum, but they shall not be counted for purposes of determining the number of votes cast.

(b)     Non-Election Matters. Whenever any corporate action, other than an election of Directors, is to be taken by vote of the shareholders, such action shall be authorized or approved (as the case may be) by a majority of the votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon, except as otherwise may be required by the Business Corporation Law, by the Certificate of Incorporation or by the Board of Directors in order for the Corporation to comply with an applicable requirement of the SEC or a stock exchange market.

2.     A new Section 1.13 was added, to read in its entirety as follows:

SECTION 1.13. REQUIREMENTS FOR CONSIDERATION OF A SHAREHOLDER PROPOSAL. Commencing with the 2015 annual meeting of shareholders, in order for any proposal by a shareholder to be considered at any annual meeting of shareholders (or at any special meeting in lieu of an annual meeting), including, without limitation, any proposal to elect a nominee as a Director at such meeting, the shareholder must give timely notice thereof (a “Proposal Notice”) to the Secretary of the Corporation and otherwise satisfy the requirements of this Section 1.13.

(a)     Timing and Form of Notice. In order for a Proposal Notice to be timely and properly given with respect to an annual meeting of shareholders, the Proposal Notice must be in writing and be received by the Secretary at the Corporation’s principal executive offices no earlier than 120 days, and no later than 90 days, prior to the first anniversary of the Corporation’s immediately preceding annual meeting of shareholders; provided, however, that if no annual meeting of shareholders was held in the immediately preceding year, or if the date for the subject upcoming annual meeting has been changed by more than 30 days from the date of the immediately preceding year’s annual meeting, then the Proposal Notice must be received by the Secretary not later than the later of (i) 90 days prior to the subject meeting and (ii) 10 days following the day on which the Corporation first announced publicly (or mailed notice to the shareholders of) the date of such meeting.

The Proposal Notice must set forth with respect to the shareholder making the proposal and, if applicable, any beneficial owner of the shares on whose behalf the proposal is made (each, and collectively, the “Proponent”) all of the following: (1) the name and address of the Proponent; (2) the number of shares of the Corporation’s common stock, and the amount and type of any other securities of the Corporation, owned beneficially or of record as of the date the Proposal Notice is delivered; (3) any material interest of the Proponent in the subject matter of the proposal; (4) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest has been entered into by or on behalf of the Proponent (or any of its affiliates or associates) with respect to the Corporation’s securities; (5) any other information relating to the Proponent that would be required to be disclosed in a proxy or information statement pursuant to the Proxy Rules, if the proposal were to be included in such a proxy or information statement of the Corporation in connection with the subject meeting; (6) a representation by the Proponent that the Proponent (or a qualified representative of the Proponent) intends to appear in person at the meeting to present the proposal; and (7) an undertaking by the Proponent to notify the Corporation in writing of any change in the foregoing information as of the record date for the subject meeting, by providing such notice to the Secretary of the Corporation not later than the 10th date following such record date, and thereafter to notify the Corporation of any change in any such information by providing notice in writing to the Secretary within two (2) business days of the change and, in any event, by the close of business on the day immediately preceding the meeting date.

(b)     Proposals Relating to a Director Nominee. If a proposal is to nominate one or more persons for election as a Director, the Proposal Notice shall identify specifically (and provide reasonably detailed personal and professional biographical information about) each such person, and shall otherwise set forth or be accompanied by, as the case may be, (1) a written statement, signed by the proposed nominee, with respect to the background and qualifications of the proposed nominee; (2) an undertaking by the proposed nominee to complete and sign a copy of the standard questionnaire then being used by the Corporation to gather or update information with respect to its Directors and executive officers; (3) a description of all arrangements or understandings between the Proponent and the proposed nominee; and (4) a consent signed by the proposed nominee agreeing to serve as a Director if elected.

(c)     Information about Other Proposals. Without limiting any other provision of this Section 1.13, if a proposal relates to a matter other than a nominee for election as a Director, the Proposal Notice shall set forth a brief description of such matter (including the text of any proposal or resolution to be presented for consideration by the shareholders), the reasons for conducting such matter at the meeting and any material interest of the Proponent in such matter.

(d)     Authority of Corporation to Exclude Certain Proposals. Nothing contained in this Section 1.13 shall restrict any right of the Corporation, under applicable law, to conclude that any proposal is inappropriate for consideration by the shareholders at the subject meeting, or shall obligate the Corporation to include any proposal in the Corporation’s proxy materials for the subject meeting. Without limiting the foregoing, the Corporation shall be entitled to exclude any proposal from inclusion in the Corporation’s proxy materials if the Proponent fails to comply with applicable requirements of the Proxy Rules, including, without limitation, Rule 14a-8 or any successor rule or requirement.

3.     A new Section 1.14 was added, to read in its entirety as follows:

SECTION 1.14. CLARIFICATION OF CERTAIN LEGACY TERMINOLOGY. The capitalization of the following words, terms or phrases in these Bylaws is not intended to establish them as defined terms with a special (as opposed to a general) meaning, and the use elsewhere in these Bylaws of such words, terms or phrases without capitalization does not denote or intend a different meaning from the capitalized uses: “Annual Meeting of Shareholders”, “Annual Meeting”, “Shareholders”, “Directors” and “Officers”. The words “By-Laws” and “By-Law” are intended to be interchangeable with the words “Bylaws” and “Bylaw”, respectively.

4.     Section 2.03 was amended by changing the phrase “Annual Meeting of the Shareholders” to “annual meeting of shareholders” and by adding thereto (a) the phrase “, if there is to be one,” after the word “successor” and (b) the following new sentence at the end: “An existing Director who is a nominee for reelection and who is not reelected shall be deemed to have tendered to the Board of Directors (immediately upon his or her failure to be reelected) his or her resignation as a Director; such person shall confirm in writing his or her tender of such resignation, if requested by the Secretary of the Corporation; and the Board of Directors (without the participation of such person) shall determine when to accept (and make effective) such resignation, pending the election and qualification of any successor to such person.”

5.     Section 2.04 was amended by adding thereto the phrase “, if there is to be one,” after the word “successor” in the last sentence of the first paragraph thereof.

6.     Section 2.05(a) was amended by replacing the phrase “the President” in the first sentence thereof with the phrase “the Chief Executive Officer (or, if there is no Chief Executive Officer, the President)”.

7.     Section 3.01 was amended by adding the phrase “a Chief Executive Officer (unless the Board of Directors determines otherwise)” to the second sentence thereof after the phrase “The Officers shall be”.

8.     Section 3.04 was amended to replace the first sentence thereof in its entirety with a new first sentence that reads as follows: “If the Board of Directors has determined not to appoint or elect a specific person to the position of Chief Executive Officer of the Corporation, or in the absence of the person so appointed or elected, the President shall be the Chief Executive Officer (“CEO”) of the Corporation.”

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